Exhibit 4.10

BROOKFIELD PROPERTY PARTNERS

AMENDED AND RESTATED

BPY UNIT OPTION PLAN

(CANADA)

Amended November 5, 2019

TABLE OF CONTENTS

GENERAL PROVISION	1

PURPOSE	1
ADMINISTRATION	1
INTERPRETATION	1
U.S. PERSONS	5
SHARES AVAILABLE FOR ISSUANCE	5
NON-EXCLUSIVITY	6
AMENDMENT AND TERMINATION	7
RIGHT OF SERVICE	8
TAXES	8

OPTIONS	9

GRANTS	9
OPTION EXERCISE PRICE	9
EXERCISE OF OPTIONS	10

SHARE APPRECIATION RIGHTS	10

GRANTS OF SHARE APPRECIATION RIGHTS	10
EXERCISE OF SHARE APPRECIATION RIGHTS	11
NO UNITHOLDER RIGHTS	11
COMPLIANCE WITH LEGISLATION	11

EMPLOYMENT STATUS	12

CHANGE IN EMPLOYMENT STATUS	12

GENERAL	13

UNFUNDED PLAN	13
INALIENABILITY OF BENEFITS	13

APPROVAL	14

APPROVAL	14

BROOKFIELD PROPERTY PARTNERS
AMENDED AND RESTATED
BPY UNIT OPTION PLAN

(CANADA)

SECTION 1.                   GENERAL PROVISION

1.1                               Purpose

The purpose of the Brookfield Property Partners BPY Unit Option Plan (Canada) (the “Plan”) is to (i) promote the alignment of interests of Eligible Persons with the unitholders of BPY; (ii) encourage Eligible Persons to remain with Brookfield Property Partners; and (iii) attract new employees and officers.

1.2                               Administration

(a)                                 The Plan shall be administered by the Board.

(b)                                 Subject to the limitations of the Plan, the Board shall have the authority to:  (i) grant Awards to Eligible Persons; (ii) determine the terms, limitations, restrictions and conditions upon such grants, including vesting and exercise; (iii) interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (iv) make all other determinations and take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable. The Board’s guidelines, rules, regulations, interpretations and determinations shall be conclusive and binding upon the Corporation, BPY and all Participants.

(c)                                  To the extent permitted by applicable law, the Board may, from time to time, delegate to the Administrative Committee all or any of the powers conferred on the Board under the Plan.  In such event, references to the Board mean and include the Administrative Committee and the Administrative Committee will exercise all of the powers delegated to it by the Board in the manner and on the terms authorized by the Board.

1.3                               Interpretation

For the purposes of the Plan, the following terms shall have the following meanings:

(a)                                 “Administrative Committee” means a committee comprised of senior executives of (i) the Brookfield Property Group acting in their capacity as officers or directors of Brookfield Property Partners, and/or (ii) Brookfield Asset Management Inc. as determined by the Chief Executive Officer of the Brookfield Property Group;

(b)                                 “Affiliate” means with respect to any person, another person that directly, or indirectly through one or more persons, Controls or is Controlled by or is under common Control with, such person;

(c)                                  “Applicable Withholding Taxes” has the meaning set out in Section 1.9;

(d)                                 “Award” means an Option and, if applicable, the Share Appreciation Right granted in connection with the Option;

(e)                                  “Blackout Period” means any period imposed by BPY, during which specified individuals, including insiders of BPY, may not trade in BPY’s securities (including, for greater certainty, where specific individuals are restricted from trading because they have material non-public information), but does not include any period when a regulator has halted trading in BPY’s securities;

(f)                                   “Board” means the board of directors of Brookfield Property Partners Limited, the general partner of BPY;

(g)                                  “BPY” means Brookfield Property Partners L.P., a Bermuda exempted limited partnership;

(h)                                 “BPY Unit” means a publicly-traded non-voting limited partnership unit of BPY;

(i)                                     “Brookfield Group” means Brookfield Asset Management Inc. and any of its Affiliates;

(j)                                    “Brookfield Property Group” means the operating and asset management entities within the property platform of Brookfield Asset Management Inc. and includes the service providers to BPY pursuant to its Master Services Agreement;

(k)                                 “Brookfield Property Partners” means BPY and any Affiliate of BPY that employs Eligible Persons;

(l)                                     “Cause” means:

(i)            a Participant’s willful failure or refusal to perform his or her employment duties after being given notice and a reasonable opportunity to remedy such failure or refusal;

(ii)           a Participant’s gross misconduct in connection with the Participant’s employment;

(iii)          a Participant’s act of dishonesty or breach of trust in connection with the Participant’s employment;

(iv)          a Participant’s conviction of, or a plea of guilty or no contest to, any indictable criminal offence or any other criminal offence involving fraud, dishonesty or misappropriation;

(v)           a Participant’s conduct which is likely to injure the reputation or business of the Brookfield Group, including, without limitation, any breach of the Brookfield Group’s Code of Business Conduct and Ethics or the willful violation by the Participant of any of the Brookfield Group’s policies;

(vi)          a Participant’s breach of confidentiality, non-solicitation or non-competition obligations; or

(vii)         any other conduct of a Participant which would be treated as cause and/or serious misconduct under the laws of the jurisdiction in which the termination occurs;

(m)                             “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder;

(n)                                 “Control” and similar expressions mean a relationship between two persons wherein one of such persons has the power, through the ownership of equity securities, by contract or otherwise, to directly or indirectly direct the management and policies of the other of such persons;

(o)                                 “Corporation” means BPO ETS Inc.;

(p)                                 “Eligible Persons” means (i) officers or employees of Brookfield Property Partners (other than of an entity who is not a “qualifying person” for purposes of section 7 of the ITA) whose location of employment is within Canada, without regard to that individual’s tax residence or citizenship, or (ii) any other officers, employees or consultants of Brookfield Property Partners (other than a non-employee director of Brookfield Property Partners) so designated by the Board, subject to applicable laws and regulations;

(q)                                 “Employer” means the entity that employs the Participant (or that employed the Participant immediately prior to his or her Termination Date);

(r)                                    “Exercise Price” has the meaning set out in Section 2.2(a);

(s)                                   “Expiry Period” has the meaning set out in Section 2.3(b);

(t)                                    “Fair Market Value” means, for any Tracking Share or BPY Unit, the closing price of a BPY Unit on the Nasdaq on the last trading day preceding the applicable day;

(u)                                 “insider” has the meaning given to such term in the TSX Company Manual in respect of the rules governing Security-Based Compensation Arrangements, as amended from time to time;

(v)                                 “ITA” means the Income Tax Act (Canada);

(w)                               “Nasdaq” means the Nasdaq Stock Market or successor thereto;

(x)                                 “Notice of Exercise” means a notice in accordance with corporate procedures at the time of the Exercise;

(y)                                 “Option” means the right granted to a Participant to purchase Tracking Shares of the Corporation pursuant to the terms of the Plan;

(z)                                  “Option Agreement” has the meaning set out in Section 2.1(c);

(aa)                          “Participants” means Eligible Persons to whom Options have been granted but have not been exercised or cancelled;

(bb)                          “Plan” has the meaning set out in Section 1.1;

(cc)                            “Related Entity” means a related corporation as determined in accordance with the ITA;

(dd)                          “Retirement” means the resignation of a Participant in circumstances determined by the Board, in its absolute discretion, to be retirement;

(ee)                            “Security-Based Compensation Arrangement” has the meaning given to such term in the TSX Company Manual, as amended from time to time;

(ff)                              “Share Appreciation Right” has the meaning set out in Section 3.1(a);

(gg)                            “Shareholders’ Agreement” means the unanimous shareholders’ agreement between shareholders of the Corporation approved by the board of directors of the Corporation from time to time;

(hh)                          “Specified Maximum” has the meaning set out in Section 1.5(c);

(ii)                                  “Termination Date” means, unless otherwise determined by the Board, a Participant’s last day of active employment, as further clarified below:

(i)            in the event a Participant’s employment is terminated by the Employer for any reason, the last day of active employment will be the date and time notice of termination is delivered to the Participant and will not include any period the Participant is under notice of termination or any period of deemed employment, pay in lieu of notice of termination or salary continuance provided or required to be provided by the Employer to the Participant;

(ii)           in the event of a continuous leave of absence (including for disability), the Participant’s last day of active employment will be the earlier of the date of termination of employment and two years from the start of the Participant’s continuous leave of absence;

(iii)          in the event of a Participant’s resignation or Retirement, the last day of active employment will be the effective date of resignation or Retirement; and

(iv)          in the event of a Participant’s death, the last day of active employment means the date of the Participant’s death;

(jj)                                “Tracking Share” means a class A preferred share of the Corporation which is equivalent in value to a BPY Unit at any given time;

(kk)                          “TSX” means the Toronto Stock Exchange or successor thereto;

(ll)                                  “U.S. Person” means any person who is a United States citizen or United States resident alien as defined for purposes of Section 7701(b)(1)(A) of the Code; and

(mm)                  “Vested” means any period imposed before a granted Award becomes vested and exercisable.

Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

1.4                               U.S. Persons

U.S. Persons are not eligible to participate in the Plan.

1.5                               Securities Available for Issuance

(a)                                 All shares of the Corporation issued under the Plan shall be Tracking Shares in the capital stock of the Corporation. Options may be granted in respect of authorized and unissued Tracking Shares.

(b)                                 The only securities of BPY issuable under the Plan shall be BPY Units.

(c)                                  The maximum number of BPY Units (the “Specified Maximum”) that are issuable under the Plan shall be 7 million BPY Units. Where, upon exercise of an Award, BPY Units are issued to a Participant, the number of BPY Units issued to, or for the benefit of, a Participant will be deducted from the Specified Maximum. The Specified Maximum is subject to adjustment in accordance with the provisions of the Plan.

(d)                                 The maximum number of BPY Units that are issuable to any one person under the Plan shall not exceed 5% of the issued and outstanding BPY Units (on a non-diluted basis), less the aggregate number of BPY Units reserved for issuance to such person under any other Security-Based Compensation Arrangement of BPY.

(e)                                  The maximum number of BPY Units that are issuable to insiders of BPY at any time pursuant to the Plan and issuable under all other Security-Based Compensation Arrangements of BPY shall not exceed 10% of the issued and outstanding BPY Units.

(f)                                   The maximum number of BPY Units that are issued to insiders of BPY within a one-year period pursuant to the Plan and issued under all other Security-Based Compensation Arrangements of BPY shall not exceed 10% of the issued and outstanding BPY Units.

(g)                                  In the event of any change in the outstanding Tracking Shares by reason of any stock dividend (other than normal dividends) or split, recapitalization, merger, consolidation, combination or exchange of shares, or other corporate change, or any other event which, in the judgment of the Board, justifies action by way of adjustment to the number of Awards, the Board shall make appropriate substitution or adjustment in (i) the number and kind of securities available for issuance under the Plan, (ii) the number and kind of securities subject to unexercised Awards theretofore granted, and (iii) the Exercise Price of such Awards; provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares.  In the event of the reorganization of the Corporation or the amalgamation, merger or consolidation of the Corporation with another corporation, or the payment of a special or extraordinary dividend, the Board shall make such provision for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.6                               Non-Exclusivity

Nothing contained herein shall prevent the Employer from adopting other or additional compensation arrangements, subject to any required approval.

1.7                               Amendment and Termination

(a)                                 The Board may amend, suspend or terminate the Plan, any portion thereof or any Award, at any time, subject to those provisions of applicable law (including, without limitation, the rules, regulations and policies of the TSX), if any, that require the approval of security holders or any governmental or regulatory body, regardless of whether any such amendment or suspension is material, fundamental or otherwise, and notwithstanding any rule of common law or equity to the contrary. However, except as expressly set forth herein, no action of the Board or security holders may adversely alter or impair the rights of a Participant without the consent of the affected Participant, under any Award previously granted to the Participant. Without limiting the generality of the foregoing, the Board may make the following types of amendments to the Plan or any Award without seeking security holder approval:

(i)            amendments of a “housekeeping” or administrative nature including, without limiting the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error or omission in the Plan or any Award or to correct or supplement any provision of the Plan or any Award that is inconsistent with any other provision of the Plan or any Award;

(ii)           amendments necessary to comply with the provisions of applicable law (including, without limitation, the rules, regulations and policies of the TSX and the Nasdaq);

(iii)          amendments necessary for awards to qualify for favorable treatment under applicable tax laws;

(iv)          any amendment to the vesting provisions of the Plan or any Award;

(v)           any amendment to the termination or early termination provisions of the Plan or any Award, whether or not such Award is held by an insider, provided such amendment does not entail an extension beyond the Expiry Period; and

(vi)          amendments necessary to suspend or terminate the Plan.

(b)                                 Securityholder approval will be required for the following types of amendments:

(i)            amendments to the number of BPY Units issuable under the Plan, including an increase to a fixed maximum number of BPY Units or a change from a fixed maximum number of BPY Units to a fixed maximum percentage;

(ii)           any amendment to the Plan that increases the length of the period after a Blackout Period during which Awards may be exercised;

(iii)          any amendment which reduces the Exercise Price of an Award or any cancellation and reissuance of an Award which would be considered a repricing under the rules of the TSX, in each case, other than pursuant to Section 1.5(g) of the Plan;

(iv)          any amendment expanding the categories of Eligible Persons which may permit the introduction or reintroduction of non-employee directors on a discretionary basis or any amendment to remove or exceed the insider participation limits;

(v)           any amendment extending the term of an Award beyond its Expiry Period, except as provided in Section 2.3(b);

(vi)          any amendment which would permit Awards to be transferrable or assignable other than for normal estate planning purposes;

(vii)         any amendment to the amendment provisions granting additional powers to the Board to amend the Plan without security holder approval; and

(viii)        amendments required to be approved by security holders under applicable law (including, without limitation, the rules, regulations and policies of the TSX).

1.8                               Right of Service

Neither participation in the Plan nor any action under the Plan shall be construed to give any Participant a right to be retained in the services of the Employer.

1.9                               Taxes

It is the responsibility of the Participant to complete and file any tax returns which may be required under Canadian and other applicable jurisdiction’s tax laws within the periods specified in those laws as a result of the Participant’s participation in the Plan.  No Employer shall be held responsible for any tax consequences to the Participant as a result of the Participant’s participation in the Plan.  The Employer, the Corporation and its Related Entities shall be authorized to deduct or withhold from any amount payable or credited hereunder, or otherwise, or require that the Participant remit sufficient cash to fund such taxes and other amounts as it may be required by applicable law to deduct or withhold and to remit the amounts deducted or withheld to the applicable governmental authority as required by applicable law (the “Applicable Withholding Taxes”).

In connection with the issuance of BPY Units pursuant to the exercise of Share Appreciation Rights, the Participant may authorize a securities dealer designated by the Corporation, on behalf of the Participant to sell in the capital markets a portion of the BPY Units issued hereunder to realize cash proceeds to be used to satisfy the Applicable Withholding Taxes.

SECTION 2.                   OPTIONS

2.1                               Grants

(a)                                 Subject to the provisions of the Plan, the Board shall have the authority to determine the limitations, restrictions and conditions, if any, in addition to those set forth in Sections 2.2, 2.3 and 4.1 hereof, applicable to the exercise of an Award, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of the Tracking Shares.

(b)                                 An Eligible Person may, subject to the Board’s discretion, be granted Options on more than one occasion under the Plan and may receive separate Options on any one occasion. Options may be granted with or without related Share Appreciation Rights.

(c)                                  Each Award shall be confirmed by, and subject to, an option agreement (an “Option Agreement”) executed by the Participant. The grant of an Award is conditional on the Participant signing the Option Agreement.

(d)                                 The effective grant date of Options shall be (i) in the case of a grant of Options approved by the Board during a Blackout Period, no earlier than the sixth trading day following the end of such Blackout Period and (ii) in the case of all other grants of Options, no earlier than the sixth trading day following the date such grant is approved by the Board, provided in all cases, that if a subsequent Blackout Period is imposed prior to the grant date, the grant date shall be deferred until no earlier than the sixth trading day following the end of such subsequent Blackout Period.

2.2                               Option Exercise Price

(a)                                 The exercise price (“Exercise Price”) of each Option will be established at the time such Option is granted, which shall be awarded in U.S. dollars and shall not be less than the volume-weighted average price of a BPY Unit on the Nasdaq for the five trading days preceding the effective grant date, and shall, in all cases, be not less than such amount required by applicable regulatory authorities from time to time.

(b)                                 The Exercise Price shall be subject to adjustment in accordance with the provisions of Section 1.5(g) hereof.

2.3                               Exercise of Options

(a)                                 The Board may determine when any Option shall become Vested and exercisable and may determine that the Option shall be Vested and exercisable in installments. Unless otherwise specified in the Option Agreement or other agreement with the Participant, Options become Vested as to 20% at the first anniversary date after the grant and as to 20% at the end of each subsequent anniversary date up to and including the fifth anniversary date of the grant.

(b)                                 The Board may determine the maximum period following the grant date during which a Vested Option may be exercised (the “Expiry Period”), subject to the provision that Options shall not be exercisable later than 10 years after the date of grant, provided that, if an Option would otherwise expire during a Blackout Period or within 10 calendar days after the end of the Blackout Period, to the extent permitted by applicable law, the term of such Option shall automatically be extended until 10 calendar days after the end of the Blackout Period.

(c)                                  Subject to (a) and (b) above and the applicable provisions of Section 4.1 below, a Vested Option may be exercised at the election of a Participant by delivering to the Corporation a completed Notice of Exercise. If Options are being exercised to acquire Tracking Shares, then the Participant will also deliver a certified cheque or bank draft payable to the Corporation in the amount of the Exercise Price and the Applicable Withholding Taxes and an executed Shareholders’ Agreement.  No financial assistance will be provided to a Participant to facilitate the exercise of an Option. On the exercise of an Option, any related Share Appreciation Right shall be automatically cancelled by the Corporation.

(d)                                 A Participant entitled to receive Tracking Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or to have rights as, a shareholder of the Corporation by such exercise, except to the extent such shares are issued therefor and then only from the date such shares are issued. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such shares are issued to a Participant pursuant to the exercise of Options.

(e)                                  If, as and when any Tracking Shares have been duly issued upon the exercise of an Option and in accordance with the terms of such Option and the Plan and any regulations made hereunder, such Tracking Shares shall be conclusively deemed to be allotted as fully paid and non-assessable shares of the Corporation.

SECTION 3.                   SHARE APPRECIATION RIGHTS

3.1                               Grants of Share Appreciation Rights

(a)                                 The Board may, from time to time, grant a right (“Share Appreciation Right”) to any Eligible Person in connection with the grant of any Option.  Any such grant of Share Appreciation Rights shall be included in the Option Agreement.

(b)                                 A Share Appreciation Right is the right to surrender to the Corporation all or a portion of an Option in exchange for the consideration as set forth in Section 3.2.

3.2                               Exercise of Share Appreciation Rights

A Share Appreciation Right shall Vest at the same time and to the same extent, and have the same Expiry Period as, the Option related thereto.  A Participant to whom a Share Appreciation Right has been granted may elect to exercise the Vested Share Appreciation Right, rather than the related Vested Option by filing with the Corporation a completed Notice of Exercise.  Upon the Corporation’s receipt of such Notice of Exercise and subject to the terms of this Plan, including Section 1.9, the Participant shall receive a number of BPY Units with an aggregate Fair Market Value at the date of exercise equal to the product of (A) the excess of the Fair Market Value per Tracking Share on the date of exercise over the Exercise Price, and (B) the number of Vested Share Appreciation Rights being exercised.  Cash will be paid in lieu of fractional BPY Units based on the Fair Market Value of a BPY Unit on the date of exercise.  At the discretion of the Corporation, the Corporation may, in lieu of settling Share Appreciation Rights with BPY Units, pay to the Participant a lump sum cash amount (net of any Applicable Withholding Taxes) equal to the product of (A) the excess of the Fair Market Value per Tracking Share on the date of exercise over the Exercise Price, and (B) the number of Vested Share Appreciation Rights being exercised. Any such cash payment shall be converted into Canadian dollars based on the Bank of Canada exchange rate on the applicable date. On the exercise of any Share Appreciation Right, the related Option shall automatically be cancelled by the Corporation.

3.3                               No Unitholder Rights

A Participant shall not be deemed for any purpose to be, or to have rights as, a unitholder of BPY by such exercise of a Share Appreciation Right, except to the extent such units are issued therefor and then only from the date such units are issued. No adjustment shall be made for distributions or other rights for which the record date is prior to the date such units are issue to the Participant.

3.4                               Compliance with Legislation

The Board may postpone any exercise of any Share Appreciation Right or the issue of any BPY Units pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit BPY to effect or maintain registration of the Plan or the BPY Units issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such units and the Plan are exempt from such registration. BPY shall not be obligated by any provision of the Plan or grant thereunder to issue BPY Units in violation of the law of any government having jurisdiction therein. In addition, BPY shall have no obligation to issue any

BPY Units pursuant to the Plan unless such BPY Units shall have been duly listed, upon official notice of issuance, with a stock exchange on which such BPY Units are listed for trading.

If, as and when any BPY Units have been duly issued upon the exercise of a Share Appreciation Right and in accordance with the terms of such Share Appreciation Right and the Plan and any regulations made hereunder, such BPY Units shall be conclusively deemed to be allotted as fully paid and non-assessable units of BPY.

SECTION 4.                   EMPLOYMENT STATUS

4.1                               Change in Employment Status

Except as otherwise determined by the Board in accordance with applicable laws and regulations, the following provisions apply to the exercise and cancellation of Awards on or following a change in the employment status of a Participant. For greater certainty, no Awards shall be exercisable after its Expiry Period, except as set out in Section 2.3(b).

(a)                                 In the event of termination of the employment of a Participant by the Employer other than for Cause, each of the Vested Awards held by the Participant shall cease to be exercisable 60 calendar days after the Participant’s Termination Date.  Each Award held by a Participant that is Vested but not exercised by such time shall be cancelled.  Each Award held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date.

(b)                                 In the event of termination of the employment of a Participant by the Employer for Cause, all Awards whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(c)                                  In the event of resignation by a Participant, all Awards whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(d)                                 In the event of Retirement by a Participant, each of the Vested Awards held by the Participant shall continue to be exercisable in accordance with the terms of the Plan until its original Expiry Period.  Each Award held by a Participant that is Vested but not exercised by such time shall be cancelled.  Each Award held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date.

(e)                                  In the event of a Participant being on a continuous leave of absence other than as a result of disability or leave authorized by statute, all Awards whether Vested or not Vested by the Termination Date shall be cancelled on the Termination Date.

(f)                                   In the event of a Participant being on an authorized continuous leave of absence as a result of disability or leave authorized by statute, each of the Vested Awards held by the Participant shall cease to be exercisable 60 calendar days after the

Participant’s Termination Date. Each Award held by a Participant that is Vested but not exercised by such time shall be cancelled. Each Award held by a Participant that is not Vested by the Termination Date shall be cancelled on the Termination Date.

(g)                                  In the event of the death of a Participant, the legal representatives of the Participant may exercise each of the Vested Awards held by the Participant for six months after the Participant’s Termination Date to the extent such Awards are by their terms Vested and exercisable by the Termination Date or become so within a period of six months following the Participant’s death.  Each Award held by a Participant that is Vested but not exercised by the legal representatives of the Participant by such time shall be cancelled.  Each Award held by a Participant that is not Vested by the Termination Date that would not otherwise become Vested within a period of six months following the Participant’s death shall be cancelled on the Termination Date.

(h)                                 If an Award would otherwise cease to be exercisable during a Blackout Period pursuant to Section 4.1(a), (c), (d), (e), (f) or (g), the term of such Option shall automatically be extended until 10 calendar days after the end of the Blackout Period.

SECTION 5.                   GENERAL

5.1                               Unfunded Plan

Neither the establishment of the Plan nor the granting of Awards to a Participant (if, in the Board’s sole discretion it chooses to do so) shall be deemed to create a trust. Amounts payable to any Participant under the Plan shall be a general unsecured obligation of the Corporation.  The right of the Participant or a legal representative of the Participant to receive payment pursuant to the Plan shall be no greater than the rights of a general unsecured creditor of the Corporation.

5.2                               Inalienability of Benefits

Subject to the provisions herein set forth, none of the benefits, payments, proceeds, allocations, claims or rights of any Participant hereunder shall be subject to any claim of any creditor of any Participant, nor shall the same be subject to attachment or garnishment or other legal process by any creditor of the Participant, nor shall any Participant have the right to alienate, anticipate, commute, pledge, transfer, sell, encumber or assign any Awards or any of the benefits, payments, proceeds, allocations, claims or rights to which he or she is entitled, contingently or otherwise, under the Plan, except the payments under the Plan may be directed to a legal representative of the Participant as contemplated by this Plan.

SECTION 6.                   APPROVAL

6.1                               Approval

The Plan was effective on June 9, 2014. Amendments to the Plan were approved by the Board on August 1, 2019 and approved by the unitholders of BPY at its special meeting of unitholders held October 24, 2019 to provide the ability for Share Appreciation Rights to be settled with BPY Units. Amendments to the Plan were approved by the Board on November 5, 2019 to provide that the Exercise Price for a grant of Options shall be calculated for the period of five trading days immediately preceding the effective grant date, regardless of whether the grant is approved by the Board during a Blackout Period.